Exhibit 2.3

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

among:

Laboratory Billing Services Providers, LLC,

a Maine limited liability company

Medical Data Resources Providers LLC,

a New York limited liability company

Medical Billing Resources Providers, LLC,

a Georgia limited liability company

Primary Billing Service Providers, Inc.

a California corporation

Omni Medical Billing Services LLC

a Delaware limited liability company;

Marc Haberman,

an individual;

Z Capital, LLC,
a California limited liability company

Medsoft Systems, LLC,
a Nevada limited liability company

and

Medical Transcription Billing, Corp.,

a Delaware corporation

Dated as of May 7, 2014

Exhibit 2.3

-i-

Exhibit 2.3

	3.3	Financial Statements	25
	3.4	MTBC Stock	25
	3.5	Certain Proceedings	25

4.	Pre-Closing Covenants of the Members and the Seller.		25
	4.1	Access And Cooperation	25
	4.2	Operation Of Business	26
	4.3	Filings and Consents	28
	4.4	Notification; Updates to Disclosure Schedule	28
	4.5	No Negotiation	28
	4.6	Best Efforts	29
	4.7	Confidentiality	29

5.	Pre-Closing Covenants of the Purchaser.		29
	5.1	Best Efforts	29
	5.2	Employment Offers	29

6.	Conditions Precedent to the Purchaser’s Obligation to Close.		29
	6.1	Accuracy Of Representations	29
	6.2	Performance Of Obligations	30
	6.3	Consents	30
	6.4	No Material Adverse Change	30
	6.5	No Proceedings	30
	6.6	No Prohibition	30
	6.7	Secretary’s Certificate	30
	6.8	IPO and Target Company Transactions Closing	30

7.	Conditions Precedent to the Sellers’ Obligation to Close.		31
	7.1	Accuracy Of Representations	31
	7.2	Purchaser’s Performance	31
	7.3	IPO Closing	31

8.	Termination.		31
	8.1	Termination Events	31
	8.2	Termination Procedures	32
	8.3	Effect Of Termination	32
	8.4	Nonexclusivity Of Termination Rights	32

9.	Indemnification, Etc.		32
	9.1	Survival Of Representations And Covenants	32
	9.2	Indemnification By The Members And The Seller	33
	9.3	Indemnification By The Purchaser	34
	9.4	Setoff	34
	9.5	Escrow	35
	9.6	Exclusivity Of Indemnification Remedies	35
	9.7	Procedure for Indemnification	36

-ii-

Exhibit 2.3

10.	Certain Post-Closing Covenants.		38
	10.1	Further Actions	38
	10.2	Confidentiality; Publicity	39
	10.3	Non-Compete	40
	10.4	Change Of Name	41
	10.5	Haberman Consulting Agreement..	41

11.	Miscellaneous Provisions.		41
	11.1	Joint And Several Liability	41
	11.2	Further Assurances	42
	11.3	Fees and Expenses	42
	11.4	Notices	42
	11.5	Headings	43
	11.6	Counterparts	43
	11.7	Governing Law; Venue	43
	11.8	Successors And Assigns; Parties In Interest	43
	11.9	Remedies Cumulative; Specific Performance	44
	11.10	Waiver	44
	11.11	Amendments	44
	11.12	Severability	44
	11.13	Entire Agreement	45
	11.14	Knowledge	45
	11.15	Construction	45

-iii-

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”) is entered into as of April __, 2014, by and among: (i) Laboratory Billing Services Providers, LLC, a Maine limited liability company, Medical Data Resources Providers LLC, a New York limited liability company, Medical Billing Resources Providers, LLC, a Georgia limited liability company, and Primary Billing Service Providers, Inc., a California corporation (collectively, the “Sellers”); (ii) Omni Medical Billing Services LLC, a Delaware limited liability company (the “Parent”); (iii) Marc Haberman, an Individual, ZCapital, LLC, a California limited liability company and Medsoft Systems, LLC, a Nevada limited liability company (collectively, the “Members”); and (iv) Medical Transcription Billing, Corp., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Purchaser desires to purchase the assets of several companies, including the Sellers (the “Target Companies”), primarily engaged in the business of providing Medical Billing Services;

WHEREAS, the closing of the acquisition of the assets of the Target Companies, including the closing of the transactions contemplated by this Agreement (collectively, the “Target Company Transactions”) will occur substantially contemporaneously with the consummation of an initial underwritten public offering (“IPO”) of the common stock of the Purchaser (“MTBC Stock”);

WHEREAS, the IPO and the Target Company Transactions will be described in a Registration Statement on Form S-1 of the Purchaser (the “Registration Statement”) that will be filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (“1933 Act”);

WHEREAS, the Sellers are wholly-owned subsidiaries of the Parent;

WHEREAS, the Members are the sole Members of the Parent;

WHEREAS, the Parent, Members and the Sellers wish to provide for the sale of substantially all of the assets of the Sellers to the Purchaser on the terms set forth in this Agreement; and

WHEREAS, the Parent, Members and Purchaser previously entered into an Asset Purchase Agreement dated as of August 29, 2013 (the “Prior Agreement”) and desire to amend and restate as well as supersede the Prior Agreement in its entirety to properly reflect the Sellers as the holders of the assets to be purchased by the Purchaser hereunder.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.           Sale of Assets; Related Transactions.

1.1           Sale of Assets. The Parent, Members and the Sellers shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include: (a) all of the properties, rights, interests and other tangible and intangible assets of the Sellers (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Sellers during the Pre-Closing Period; and (b) any other assets that are owned by the Parent, any of the Members or any other Related Party and that are needed for the conduct of the business of the Sellers; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

(1)         all Medical Billing Agreements (including all rights to payments thereunder earned during the month in which the Closing occurs and after the Closing Date), and all other Seller Contracts that are Assumed Contracts;

(2)         all equipment, computers, telephones and other tangible personal property, supplies, furniture, fixtures, improvements and other tangible assets of the Sellers;

(3)         all Medical Billing Services advertising and promotional materials possessed by the Sellers;

(4)         all Intellectual Property and Intellectual Property Rights and related goodwill of the Sellers relating to their business of providing Medical Billing Services;

(5)         all Governmental Authorizations held by the Sellers; and

(6)         all books, records, files and data of the Sellers.

1.2           Purchase Price.

(a)          The aggregate purchase price for the Assets, which shall be due and payable to the Parent, shall consist of (i) cash in an amount equal to One-Hundred percent (100%) of Sellers’ Revenue (the “Cash Purchase Price”), less any Assumed Liabilities and subject to adjustment as provided below; and (ii) that number of shares of MTBC Stock, rounded to the nearest whole number (the “Share Consideration”), equal to One-Hundred percent (100%) of Sellers’ Revenue, divided by the Target IPO Price; and (iii) the assumption by the Purchaser of the Assumed Liabilities, to the extent set forth in Section 1.2(c). In the event the IPO Price is greater or less than the Target IPO Price, the Cash Purchase Price shall be increased or decreased, as applicable, to equal the product of (i) two (2) times the number of shares included in the Share Consideration, multiplied by (ii) the IPO Price; provided, however, that in no event shall the Cash Purchase Price be increased or decreased, as applicable, by more than 10%; however the number of shares shall remain unchanged. For example, assuming the Share Consideration consists of 500,000 shares, and two (2) times the Share Consideration equals 1,000,000 shares, the Target IPO Price is $10.00 and the IPO Price is $11.00, then the Cash Purchase Price would be increased from $10,000,000 to $11,000,000. Alternatively, assuming the Share Consideration consists of 500,000 shares, and two times the Share Consideration equals 1,000,000 shares, the Target IPO Price is $10.00 and the IPO Price is $8.00, then the Cash Purchase Price would be decreased from $10,000,000 to $9,000,000, resulting in a 10% decrease in the Cash Purchase Price, even though the IPO Price has decreased by 20%.

2

(b)          At the Closing, the Purchaser shall:

(i)          Immediately pay to the Parent’s Attorney’s Client Trust Account 100% of the Cash Purchase Price;

(ii)         deliver to the Escrow Agent, for deposit into an escrow account (the “Escrow Account”) to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement among the Purchaser, the Sellers and the Escrow Agent, in substantially the form of Exhibit C (the “Escrow Agreement”), (a) one or more certificates representing 100% of the Share Consideration (the “Escrowed Shares”), to be held in the Escrow Account to satisfy any unpaid Liabilities of the Sellers relating to the Assets or any other claims for indemnification under Section 9, such Escrowed Shares to be eligible for release to the Parent as follows: (i) 15% of the Escrowed Shares six months following the Closing Date; (ii) 15% of the Escrowed Shares nine months following the Closing Date; and (iii) the remaining 70% of the Escrowed Shares following (a) the final determination of Sellers’ Annualized Revenue under Section 1.3, and, if applicable, (b) the release to Purchaser of any shares of MTBC Stock to which it is entitled to under Section 1.3;

(iii)        Assume the Assumed Liabilities, if any, by delivering to the Parent and to the Sellers an Assumption Agreement substantially in the form of Exhibit D (the “Assumption Agreement”);

(c)          For purposes of this Agreement “Assumed Liabilities” shall mean only the obligations of the Sellers under the Assumed Contracts or those Listed on Exhibit D, but only to the extent such obligations (A) arise after the Closing Date, even though the contract was entered into prior to the Closing Date (B) do not arise from or relate to any breach by the Sellers of any provision of any of such Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts, and (D) are ascertainable solely by reference to the express terms of such Contracts. The Purchaser shall not assume or otherwise become obligated for any other Liabilities of the Sellers or the Parent (such unassumed Liabilities, the “Excluded Liabilities”). All Excluded Liabilities shall remain the Liabilities of the Sellers and the Parent, as applicable. Excluded Liabilities shall include, without limitation, the following:

3

(1)         any Liability of the Parent, any Member or any other Person, except for the Sellers;

(2)         any Liability of any Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

(3)         any Liability of any Seller arising from or relating to any action taken by any Seller, or any failure on the part of any Seller to take any action, at any time after the Closing Date;

(4)         any Liability of any Seller arising from or relating to (x) any services performed by any Seller for any customer, or (y) any claim or Proceeding against any Seller;

(5)         any Liability of any Seller for the payment of any Tax;

(6)         any Liability of any Seller to any employee under or with respect to any Seller Employee Plan, except as expressly provided under Section 5.2;

(7)         any Liability of any Seller to any Member; or

(8)         any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any breach of, (x) any representation or warranty made by Parent, any Seller or any Member in any of the Transactional Agreements, or (y) any covenant or obligation of Parent, any Seller or any Member contained in the Transactional Agreements.

1.3           Revenue Adjustment to Share Consideration.

(a)          Within 45 days after the last day of the Revenue Measurement Period, the Purchaser will prepare or cause to be prepared, and delivered to the Parent a statement of the revenues generated by the Purchaser from the customers of Sellers during the Revenue Measurement Period in accordance with GAAP (the “Annualized Revenue”), including a written statement setting forth in reasonable detail its determination of such amount (the “Revenue Adjustment Statement”). The Purchaser will make available to the Parent the books and records of Purchaser and related supporting calculations and materials available to Purchaser necessary for the Parent’s verification of the Revenue Adjustment Statement within 30 days following request therefor.

4

(b)          The Revenue Adjustment Statement will be final, conclusive and binding on the Parent, Sellers and the Members unless the Parent delivers a written notice (the “Dispute Notice”) disputing the Revenue Adjustment Statement within 30 days after delivery of the Revenue Adjustment Statement to the Parent, setting forth in reasonable detail the basis for its dispute. In the event the Parent provides a Dispute Notice, the Parent and the Purchaser shall negotiate for a period of up to 30 days (the “Negotiation Period”) in good faith to resolve such dispute as expeditiously as possible. In the event any dispute under this Section 1.3(b) remains unresolved following the Negotiation Period, the Parent and the Purchaser shall submit the dispute to binding arbitration which shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in New York, New York or such other place as the parties mutually agree before a panel of three (3) arbitrators. The parties shall instruct the arbitrators to resolve the disputes and to determine the Annualized Revenue in a manner consistent with GAAP and this Agreement. The arbitrators shall resolve the dispute on the basis of an independent review, but only within the disputed range of Annualized Revenue. Such resolution shall be set forth in a written statement delivered to the Parent and the Purchaser, and shall be final, binding and conclusive absent manifest error. The fees and any expenses of the arbitration shall be shared equally by the Parent, Sellers and Members on the one hand, and the Purchaser on the other hand.

(c) As an inducement to Purchaser, Sellers guarantee and warrant that the Annualized Revenue shall equal or exceed the Seller’s Revenue.  Subject to the other provisions in this Agreement, should the Annualized Revenue for the Revenue Measurement Period be less than ninety percent (90%) of the Seller’s Revenue (the “Run Rate Threshold”) then the MTBC Stock shall be set-off in an amount equal to two dollars per each dollar of gross revenues below the Run Rate Threshold, valued at the IPO Price. Subject to the other provisions in this Agreement, should Sellers’ Annualized Revenue for the Revenue Measurement Period exceed one hundred and ten percent (110%) of the Seller’s Revenue, (the “Alternate Run Rate Threshold”) then the Stock Consideration shall be increased in an amount equal to two dollars per each dollar of gross revenues above the Alternate Run Rate Threshold, valued at the IPO Price.

1.4           Sales Taxes. The Sellers shall bear, pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for 50% of all sales taxes, use taxes, transfer taxes, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

1.5           Allocation. Within 30 days after the Closing Date, Purchaser shall deliver to Parent a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Parent notifies Purchaser in writing that Parent objects to one or more items reflected in the Allocation Schedule within 15 days after delivery of the Allocation Schedule to Parent. In the event of any such objection, Parent and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Parent, such dispute shall be resolved by an impartial firm of independent certified public accountants mutually appointed by Purchaser and Parent. The fees and expenses of such accounting firm shall be borne equally by Parent and Purchaser. Sellers and Purchaser agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

5

1.6           Closing.

(a)          The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of Fox Rothschild LLP in New York, NY on the date of the closing of the sale of the shares of MTBC Stock in the IPO, or on such other date as the Purchaser and Parent may designate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b)          At the Closing:

(i)          the Sellers shall execute and deliver to the Purchaser such bills of sale to be prepared by Purchaser’s counsel and reviewed by Sellers’ counsel, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

(ii)         the Purchaser shall wire to an account designated by Parent in writing the Cash Purchase Price, and issue to the Parent the Share Consideration in accordance with Section 1.2(b);

(iii)        the parties hereto shall execute and deliver the Escrow Agreement,

(iv)         the Purchaser shall execute and deliver to the Sellers the Assumption Agreement;

(v)          the Members and the Sellers shall execute and deliver to the Purchaser the Transition Services and Leaseback Agreement substantially in the form of Exhibit E (the “Transition Services and Leaseback Agreement”); and

(vi)         the Parent and Sellers shall execute and deliver to the Purchaser a certificate (the “Closing Certificate”) certifying that (A) each of the representations and warranties made by the Parent, Members and the Sellers in this Agreement was as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Parent, Members and the Sellers in this Agreement is accurate as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that Parent or any of the Members or Sellers required to have been complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.3, 6.4 and 6.5 has been satisfied in all respects.

2.           Representations and Warranties of the Parent, Members and Sellers.

The Parent, Members and Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

6

2.1           Due Organization; No Subsidiaries; Etc. The Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller is duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation, as applicable. No Seller is required to be qualified, authorized, registered or licensed to do business as a foreign limited liability company in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified would not have a Material Adverse Effect. Each Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Disclosure Schedule. Other than as set forth in Part 2.1 of the Disclosure Schedule, the Sellers do not have any subsidiaries, and do not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

2.2           Articles of Organization and Operating Agreement; Records. Parent and the Sellers have delivered to (or made available for inspection by) the Purchaser accurate and complete copies, to the fullest extent available, of: (i) the articles of organization, operating agreements, by-laws and other organizational documents of the Parent and Sellers, including all amendments thereto; (ii) the stock and member records of Parent and the Sellers; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and members of the Sellers and Parent, the board of directors or managers of the Sellers and Parent all committees of the board of directors or managers of the Sellers and Parent. There have been no meetings or other proceedings of the Parent or the Sellers, the board of directors or managers of the Sellers or any committee thereof that are not fully reflected in such minutes or other records. All of the records of the Sellers are in the actual possession and direct control of the Sellers.

2.3           Capitalization. The Members are, and will be as of the Closing Date, the sole Members of the Parent, and the Parent is and will be as of the Closing Date, the sole member or stockholder, as applicable, of each Seller. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Parent or any Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Parent or any Seller; or (c) Contract under which Parent or any Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. No person other than the Parent and Members have any right to vote with respect to the sale of the Assets to the Purchaser or any of the other Transactions.

2.4           Financial Statements. The Parent has delivered to the Purchaser the following financial statements (collectively, the “Financial Statements”): (a) the consolidated audited balance sheets of the Parent as of December 31, 2012, and December 31, 2011 and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Rosenberg Rich Baker Berman and Company with respect thereto; and (b) the consolidated balance sheet of the Parent as of, June 30, 2013 (the “Unaudited Interim Balance Sheet”), and the related statements of income and retained earnings and cash flows for the three and six months then ended. The Financial Statements are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered as applied by the accounting firm of Rosenberg, Rich, Baker, and Berman (except that the financial statements referred to in clause “(b)” of this Section 2.4 do not have notes) and present fairly the financial position of the Sellers as of the respective dates thereof and the results of operations and cash flows of the Sellers for the periods covered thereby in all material respects.

7

2.5           Absence Of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 2013:

(a)          there has not been any material adverse change in, and no material event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Sellers;

(b)          there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets of the Sellers (whether or not covered by insurance);

(c)          the Sellers have not purchased or otherwise acquired any capital asset from any other Person, other than in the Ordinary Course of Business;

(d)          the Sellers have not leased or licensed any asset outside the Ordinary Course of Business from any other Person;

(e)          the Sellers have not made any capital expenditure outside the Ordinary Course of Business;

(f)          the Sellers have not sold or otherwise transferred, or leased or licensed, any material asset to any other Person;

(g)          the Sellers have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness outside the Ordinary Course of Business;

(h)          the Sellers have not made any loan or advance to any other Person in any material amount;

(i)          the Sellers have not (i) established or adopted any previously undisclosed Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors, outside the Ordinary Course of Business;

(j)          no Contract by which any Seller or any of the assets owned or used by the Sellers is or was bound, or under which any Seller has or had any rights or interest, including any Medical Billing Agreement, has been amended or terminated and the Parent, Sellers and Members have no knowledge of any pending amendments or terminations contemplated by Sellers’ customers, other than those listed as an Exhibit to this agreement;

8

(k)          the Sellers have not incurred, assumed or otherwise become subject to any material Liability outside the Ordinary Course of Business;

(l)          the Sellers have not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for indebtedness and Encumbrances paid in the Ordinary Course of Business, and accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Sellers since the date of the Unaudited Interim Balance Sheet, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(m)          the Sellers have not forgiven any debt or otherwise released or waived any right or claim outside the Ordinary Course of Business;

(n)          the Sellers have not changed any of their methods of accounting or accounting practices in any material manner from how the Sellers have either historically operated in the Ordinary Course of Business, or as instructed by Purchaser or Purchaser’s professional advisers;

(o)          except with respect to the Transactions, the Sellers have not entered into any material transaction or taken any other material action outside the Ordinary Course of Business; and

(p)          the Sellers have not agreed, committed or offered (in writing or, to Sellers’ Knowledge, otherwise) to take any of the actions referred to in clauses “(c)” through “(o)” above.

2.6           Title To Assets. The Sellers own, and have good and valid title to, all of the assets purported to be owned by them, including: all assets reflected on the Unaudited Interim Balance Sheet; all assets acquired by the Sellers since the date of the Unaudited Interim Balance Sheet; all rights of the Sellers under Seller Contracts; and all other assets reflected in the books and records of the Sellers as being owned by the Sellers. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Sellers free and clear of any Encumbrances. Part 2.6 of the Disclosure Schedule identifies all of the assets that are being leased or licensed to the Sellers. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Sellers to conduct their business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

2.7           Receivables. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, including but not limited to receivables that have already been invoiced, as well as unbilled receivables reflecting payments collected from medical provider patients, collected by the companies, but not yet billed, notes receivable and other receivables of the Sellers as of the date of the Unaudited Interim Balance Sheet. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing accounts receivable of the Sellers (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): (i) represent valid obligations of customers of the Sellers arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and, to Sellers’ Knowledge will be collected in full (without any counterclaim or setoff). Part 2.7 of the Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Sellers.

9

2.8           Customers. Part 2.8 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer that accounted for (i) more than 1/2% of Sellers’ gross revenues in 2012, or (ii) more than 1/2% of Sellers’ gross revenues in the first six months of 2013. Except as set forth in Part 2.8 of the Disclosure Schedule, neither Parent nor any Seller or Member has received any notice or other communication (in writing or, to Sellers’ Knowledge, otherwise), and neither Parent or any Seller or Member has received any other information, that to Sellers’ Knowledge indicates that any customer identified or required to be identified in Part 2.8 of the Disclosure Schedule may cease dealing with the Sellers or may otherwise reduce the volume of business transacted by such Person with the Sellers below historical levels.

2.9           Real Property. The Sellers do not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule. Part 2.9 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Sellers enjoy peaceful and undisturbed possession of such premises to conduct their business operations.

2.10         Intellectual Property; Privacy.

(a)          Products and Services. Part 2.10(a) of the Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, marketed, distributed, provided, licensed, or sold by the Sellers.

(b)          Registered IP. Part 2.10(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which each Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Seller Product identified in Part 2.10(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Sellers have provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

10

(c)          Inbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Sellers (other than (i) agreements between the Sellers and their employees in the Sellers’ standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Sellers’ business); and (b) whether the licenses or rights granted to Sellers in each such Contract are exclusive or non-exclusive.

(d)          Outbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Sellers are not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Sellers to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e)          Royalty Obligations. Part 2.10(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by Parent or any Seller to any Person (other than sales commissions paid to employees according to the Sellers’ standard commissions plans) upon or for the sale, or distribution of any Seller Product or the use of any Seller IP.

(f)          Ownership Free and Clear. The Sellers exclusively own all right, title, and interest to and in the Seller IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.10(d) of the Disclosure Schedule).

(g)          Protection of Proprietary Information. The Sellers have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Sellers or any Seller Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Sellers has been disclosed or licensed to any escrow agent or other Person.

(h)          Sufficiency. The Sellers own or otherwise have, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

(i)          Harmful Code. To Sellers’ Knowledge, the Seller Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Seller Products or equipment upon which the Seller Products operate.

(j)          Valid and Enforceable; No Infringement. All Seller IP material to Sellers’ business is valid, subsisting, and enforceable. To the best of the Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.10(i) of the Disclosure Schedule accurately identifies (and the Sellers have provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Sellers or any representative of the Sellers regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

11

(k)          No Infringement of Third Party IP Rights. To Sellers’ Knowledge, no Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. Furthermore, to Sellers’ Knowledge, no Seller Product, and no method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To Sellers’ Knowledge, there is no legitimate basis for a claim that any Seller or Seller Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product, or any method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and no such claim is pending or, to the best of the Sellers’ Knowledge, threatened against the Sellers. Neither Parent, any Member or any Seller has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Sellers, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Sellers obtain a license to any Intellectual Property Right of another Person.

2.11         Contracts.

(a)          Part 2.11 of the Disclosure Schedule identifies each Medical Billing Agreement and each other Seller Contract. The Sellers have delivered to the Purchaser accurate and complete copies of all Seller Contracts identified in Part 2.11 of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

(b)          To Sellers’ Knowledge, except as set forth in Part 2.11 of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential termination, violation or breach of, or default under, any Seller Contract; and (iv) the Sellers have not waived any right under any Seller Contract.

(c)          To Sellers’ Knowledge, each Person against which a Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.

(d)          Except as set forth in Part 2.11 of the Disclosure Schedule, no Seller has ever guaranteed or otherwise agreed to cause, insure or become liable for, and no Seller has ever pledged any of its assets to secure, the performance or payment of any material obligation or other material Liability of any other Person.

12

(e)          The performance of the Seller Contracts will not result in any violation of or failure to comply, in any material respect, with any Legal Requirement.

(f)          No Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to any Seller under any Seller Contract or any other material term or provision of any Seller Contract.

(g)          To Sellers’ Knowledge, there is no basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

(h)          The Assumed Contracts included in Part 2.11 of the Disclosure Schedule collectively constitute all of the Contracts reasonably necessary to enable the Sellers to conduct their business in the manner in which such business has historically being conducted.

2.12         Liabilities.

(a)          Except as set forth in Part 2.12 of the Disclosure Schedule, no Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Sellers in bona fide transactions entered into in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) obligations under the Contracts listed in Part 2.11 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(b)          No Seller has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

13

2.13         Compliance with Legal Requirements.

(a)          Except as set forth in Part 2.13 of the Disclosure Schedule or as would not be expected to have a Material Adverse Effect: (a) each Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) each Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by a Seller of, or a failure on the part of a Seller to comply with, any Legal Requirement; and (d) no Seller has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, (d) none of Sellers’ customers are currently subject to or have received notice concerning an impending claim audit or review by a governmental or commercial payor. The Members and the Sellers have delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Members or the Sellers have access that addresses or otherwise relates to the compliance of the Sellers with, or the applicability to the Sellers of, any Legal Requirement. To Sellers’ Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Sellers or on the ability of the Members or the Sellers to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions

(b)          None of the Sellers, any officer, director, manager, member or Member or, to the Sellers’ Knowledge, any agent, employee or independent contractor of any Seller has submitted any claims for reimbursement that are in violation of, nor has engaged in any activity that is in violation of, in any material respect, the federal Medicare or federal or state Medicaid statutes, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of HIPAA, or related regulations or other related or similar federal or state laws and regulations (collectively, “Health Care Program Laws”), including, without limitation, the following:

(i)          making or causing to be made a false statement or representation in any application for any benefit or payment;

(ii)         making or causing to be made a false statement or representation for use in determining rights to any benefit or payment;

(iii)        soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

14

(iv)         offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (A) to refer an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

(v)          any other activity that violates any state or federal Legal Requirements, Permit requirements or Payor contractual obligations, if any, relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(c)          Each Seller is, and has at all times been, in all material respects in compliance with HIPAA and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (including all rules and regulations thereunder) (the “HITECH Act”) and comparable state privacy and data security laws and regulations applicable to such Seller. Each Seller has used and disclosed, and uses and discloses, Protected Health Information (as defined in 45 C.F.R. § 160.103) (i) to the extent applicable, in accordance with any limitations set forth in its customer or Payor agreements; and (ii) to perform functions, activities or services in accordance with the limitations set forth in HIPAA, the HITECH Act, and applicable state privacy and data security laws and regulations (to the extent not preempted by federal law). No Seller has received, at any time, any written notice from any Governmental Body or any other Person regarding any actual or suspected violation of, or failure to comply with, HIPAA, the HITECH Act or applicable state privacy and data security laws and regulations. No breach has occurred with respect to any unsecured Protected Health Information maintained by any Seller that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state laws applicable to such Seller. With regard to compliance with HIPAA, the HITECH Act, or applicable state privacy and data security laws and regulations, each Seller has no obligation to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature. The Seller Products comply in all material respects with HIPAA, the HITECH Act and applicable state privacy and data security laws and regulations.

15

2.14         Governmental Authorizations. Part 2.14 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Sellers; and (b) each other Governmental Authorization that, to Sellers’ Knowledge, is held by any employee of the Sellers and relates to or is useful in connection with the business of the Sellers. The Parent, the Members and the Sellers have delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.14 of the Disclosure Schedule or as would not be expected to have a Material Adverse Effect: (i) the Sellers are and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (iii) the Sellers have never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.14 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Sellers to conduct their business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Sellers to own and use their assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

2.15         Tax Matters.

(a)          Each Seller has filed all Tax Returns and/or extensions that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Sellers (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where the Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Sellers.

(b)          The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          No director or officer (or employee responsible for Tax matters) of the Sellers expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to the Sellers. No Seller has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against such Seller.

16

(d)          The Sellers have delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Sellers filed or received since January 1, 2011 (if any).

(e)          The Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.16         Employee And Labor Matters.

(a)          Part 2.16(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Sellers (including any employee of the Sellers who is on a leave of absence or on layoff status):

(i)          the name of such employee and the date as of which such employee was originally hired by such Seller;

(ii)         such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Sellers with respect to services performed in 2012;

(iv)         such employee’s annualized compensation as of the date of this Agreement;

(v)          each Seller Employee Plan in which such employee participates or is eligible to participate; and

(vi)         any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Sellers’ business.

(b)          Part 2.16(b) of the Disclosure Schedule accurately identifies each former employee of the Sellers who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Sellers or otherwise) relating to such former employee’s employment with the Sellers; and Part 2.16(b) of the Disclosure Schedule accurately describes such benefits.

(c)          Except for the employees of Sellers listed on Part 2.16(c) of the Disclosure Schedule, the employment of each of the Sellers’ employees is terminable by the Sellers at will. The Sellers have delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Sellers.

17

(d)          To Sellers’ Knowledge:

(i)          no employee of any Seller intends to terminate his employment with the Sellers;

(ii)         no employee of the Sellers has received an offer to join a business that may be competitive with the Sellers’ business; and

(iii)        no employee of the Sellers is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Sellers; or (B) the Sellers’ current business or operations.

(e)          Part 2.16(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Sellers:

(i)          the name of such independent contractor and the date as of which such independent contractor was originally hired by the Sellers;

(ii)         a description of such independent contractor duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Sellers with respect to services performed in 2012;

(iv)         the terms of compensation of such independent contractor; and

(v)          any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Sellers’ business.

(f)          Except as set forth in Part 2.16(f) of the Disclosure Schedule, no Seller is a party to or bound by, and no Seller has ever been a party to or bound by, any employment agreement with a union or any union contract, collective bargaining agreement or similar Contract.

(g)          No Seller is engaged, and no Seller has ever been engaged, in any unfair labor practice of any nature that could be expected to have a Material Adverse Effect. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Sellers, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to Sellers’ Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Seller Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

18

(h)          To Sellers’ Knowledge, none of the current or former independent contractors of the Sellers could be reclassified as an employee. No Seller has ever had any temporary or leased employees, except for those individuals listed on Part 2.16(h) of the Disclosure Schedule. No independent contractor of the Sellers is eligible to participate in any Seller Employee Plan.

2.17         Employee Benefit Plans.

(a)          Part 2.17 of the Disclosure Schedule contains a list of each Seller Employee Plan. Each Seller Employee Plan complies in all material respects with all applicable Legal Requirements (including ERISA and the Code and the regulations promulgated thereunder). Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable. With respect to any Seller Employee Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject a Seller to a Tax under Section 4971 of the Code or the Assets to a lien under Section 430(k) of the Code.

(b)          No Seller Employee Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). No Seller has: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (ii) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(c)          Other than as required under Section 4980B of the Code or other applicable Legal Requirement, no Seller Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d)          Except as set forth in Part 2.17(d) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Seller Employee.

2.18         Environmental Matters.

(a)          Each Seller has conducted and continues to conduct its business in all material respects in accordance with all federal, state, county, city, municipal or other laws, statutes, rules, regulations, orders, consent decrees, permits or licenses, relating to the prevention, remediation, reduction or control of pollution or to the protection of the environment, natural resources and/or human health and safety.

19

(b)          To Sellers’ Knowledge, no Seller is liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

(c)          No Seller has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or, or to Sellers’ Knowledge, threatened to commence any contribution action or other Proceeding against any Seller in connection with any such actual, alleged, possible or potential Liability; and, to Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in any Seller becoming subject to, any such Liability.

2.19         Sale of Products and Services. All services that have been performed on behalf of the Sellers were performed properly and in all material respects in conformity with the terms and requirements of all applicable warranties and other Contracts and in all material respects with applicable Legal Requirements. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Sellers. There is no claim pending or, to Sellers’ Knowledge, being threatened against any Seller relating to any services performed by such Seller, and, to Sellers’ Knowledge, there is no basis for the assertion of any such claim.

2.20         Insurance. Each Seller maintains insurance policies of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any such insurance policy has canceled or generally disclaimed Liability under any such policy and no notice of cancellation or termination has been received. Part 2.20 of the Disclosure Schedule accurately sets forth, with respect to each such insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, each Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy.

20

2.21         Certain Payments, Etc. No Seller has, and, to Sellers’ Knowledge, no officer, employee, agent or other Person associated with or acting for or on behalf of any Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Sellers; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor qualifying as income under IRC Sec. 61 or given any non-de-minimis gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

2.22         Proceedings; Orders. Except as set forth in Part 2.22 of the Disclosure Schedule, there is no pending Proceeding, and, to Sellers’ Knowledge, no Person has threatened to commence any Proceeding: (i) that involves the Sellers or that otherwise relates to or might affect the business of the Sellers or any of the Assets (whether or not a Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.22 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.22 of the Disclosure Schedule, no Proceeding has ever been commenced by or against a Seller. The Parent, Members and the Sellers have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which any of the Parent, Members or the Sellers have access) that relate to the Proceedings identified in Part 2.22 of the Disclosure Schedule. There is no Order to which the Sellers, or any of the assets owned or used by the Sellers, is subject; and none of the Members, the Parent, or any other Related Party is subject to any Order that relates to the Sellers’ business or to any of the assets of the Sellers. To Sellers’ Knowledge, no employee of the Sellers is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Sellers. To Sellers’ Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Sellers or on the ability of the Parent, any Member or the Sellers to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.23         Authority; Binding Nature Of Agreements.

(a)          The Sellers have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Sellers of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Sellers and the Members, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Sellers is a party will constitute the legal, valid and binding obligation of the Sellers and will be enforceable against the Sellers in accordance with its terms.

21

(b)          Each of the Parent and the Members has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Parent and the Members, enforceable against each of them in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which any of the Parent and the Members is a party will constitute the legal, valid and binding obligation of the Parent and such Members and will be enforceable against each of them in accordance with its terms.

2.24         Non-Contravention; Consents. Except as set forth in Part 2.24 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by the Parent, Sellers and the Members, nor the consummation or performance by the Parent, Sellers and the Members of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of, the certificate of incorporation, by-laws or other organizational documents of Parent or any Seller;

(b)          contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief that could result in a Material Adverse Effect under, any Legal Requirement or any Order to which Parent, any of the Members or any Seller, or any of the assets of the Sellers, is subject;

(c)          cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax

(d)          cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(e)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by the Sellers or any employee of the Sellers;

(f)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract;

(g)          give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

22

(h)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth in Part 2.24 of the Disclosure Schedule, neither the Parent, any Seller nor any Member was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.25         Brokers. Neither Parent, any Seller nor any Member has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.26         Parent and the Members.

(a)          Neither Parent nor any Member has ever (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against them, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of their assets, (iv) admitted in writing their inability to pay his, her or its debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements.

(b)          Neither Parent nor any Member is subject to any Order or is bound by any Contract that may have a material adverse effect on his ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have a material adverse effect on the ability of Parent or any Member to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. Neither Parent nor any Member has knowledge of any event that has occurred, or claim, dispute or other condition or circumstance that exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

2.27         Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of a material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Parent, Sellers and their business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser’s Representatives by or on behalf of Parent, any Member or the Sellers or by any Representative of Parent, any Member or any Seller, is accurate and complete in all material respects.

23

2.28         Investment Purposes, etc.

(a)          Parent, Seller and each Member (i) understand that the shares of MTBC Stock to be issued pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agree that the Parent and Sellers are acquiring such shares for their own account for investment purposes only and without a view to any distribution thereof other than to the Members as permitted by the Securities Act and subject to the Lock-Up Agreement, (iii) acknowledge that the representations and warranties set forth in this Section 2.29 are given with the intention that the Purchaser rely on them for purposes of claiming such exemption from registration, and (iv) understand that they must bear the economic risk of the investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

(b)          Parent, Sellers and each Member agree (i) that the shares of MTBC Stock to be issued pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities laws, including, without limitation, the Securities Act, or (y) there is presented to the Purchaser an opinion of counsel satisfactory to the Purchaser that such registration is not required, (ii) that any transfer agent for the MTBC Stock may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares.

(c)          Parent, each Seller and each Member are “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d)          Parent, each Seller and each Member (i) are aware of the business, affairs and financial condition of the Purchaser and the other Target Companies, and have acquired sufficient information about the Purchaser and the other Target Companies, the IPO and the Target Company Transactions to reach an informed and knowledgeable decision to acquire the shares of MTBC Stock to be issued pursuant to this Agreement, (ii) have discussed the Purchaser’s plans, operations and financial condition with the Purchaser’s officers, (iii) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the shares of MTBC Stock to be issued pursuant to this Agreement, (iv) have sufficient knowledge and experience in financial and business matters and in the business of providing Medical Billing Services so as to be capable of evaluating the merits and risks of their investment in MTBC Stock, and (v) are capable of bearing the economic risks of such investment.

3.           Representations and Warranties of the Purchaser.

The Purchaser represents and warrants, to and for the benefit of Parent and the Sellers as follows:

3.1           Authority; Binding Nature Of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance of the Transactional Agreements by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Transactional Agreements at the Closing, the Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

24

3.2           Non-Contravention. Neither the execution and delivery by Purchaser of any of the Transactional Agreements nor the consummation or performance by the Purchaser of the Transactions will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, the certificate of incorporation or by-laws of Purchaser; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Purchaser is a party.

3.3           Financial Statements. The Purchaser has delivered to the Parent the audited balance sheets of the Purchaser as of December 31, 2012 and December 31, 2011 and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Deloitte & Touche LLP with respect thereto. Such financial statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of the Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the periods covered thereby.

3.4           MTBC Stock. At the Closing, the shares of MTBC Stock to be issued as the Share Consideration will be duly authorized, validly issued, fully paid and non-assessable.

3.5           Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Acquisition Transactions.

4.           Pre-Closing Covenants of the Parent, Members and Sellers.

4.1           Access And Cooperation.

(a)          Parent, Members and the Sellers shall ensure that, at all times during the Pre-Closing Period: (a) Parent, Sellers and their Representatives provide the Purchaser and its Representatives with unencumbered and complete access to the Sellers’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Sellers their business; (b) the Sellers and their Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Sellers and their business as the Purchaser may request in good faith; and (c) the Sellers and their Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Sellers and their business as the Purchaser may request in good faith.

25

(b)          In furtherance of Section 4.1(a), at all times during the Pre-Closing Period, Parent, Sellers and the Members will cooperate with the Purchaser and its Representatives in the preparation of the Registration Statement and any other documents and materials that may be required by this Agreement or in connection with the IPO, including by providing the Purchaser with financial statements of Sellers for periods after the date of the Unaudited Interim Balance Sheet in connection therewith.

(c)          Following the execution of this Agreement and during the Pre-Closing Period, Sellers and the Members shall work with Purchaser in developing a plan for the transfer of Sellers’ customer relationships to Purchaser, including the transfer and migration to Purchaser and Purchaser’s servers, which shall be at Purchaser’s sole cost and expense, of the Customer Data and all other information necessary or appropriate for the provision of Medical Billing Services to Sellers’ customers following the Closing Date.

4.2           Operation Of Business. The Parent, the Members and the Sellers shall ensure that, during the Pre-Closing Period:

(a)          each Seller conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b)          each Seller (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) maintains its relations with all customers, landlords, creditors, licensors, employees, independent contractors and other Persons having business relationships with the Seller, (iv) maintains and protects the Customer Data on its servers or otherwise in its possession in the same manner as such Customer Data has been maintained and protected prior to the date of this Agreement, and (v) promptly repairs, restores or replaces any assets required or used in the Ordinary Course of Business that are destroyed or damaged;

(c)          each Seller keeps in full force all insurance policies identified in Part 2.20 of the Disclosure Schedule;

(d)          the officers of Parent and each Seller confer regularly, on a weekly basis, with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Sellers’ business, condition, assets, liabilities, operations, financial performance and prospects;

(e)          Parent and each Seller and its officers use their Best Efforts to cause the Sellers to operate profitably and to maximize its revenues and net income;

26

(f)          neither Seller nor Parent sells or otherwise issues any shares of capital stock or any other securities;

(g)          neither Seller nor Parent effects or become a party to any Acquisition Transaction;

(h)          neither Seller nor Parent forms any subsidiary or acquire any equity interest or other interest in any other Entity;

(i)          no Seller makes any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business

(j)          no Seller enters into or permits any of its assets to become bound by any Contract outside the Ordinary Course of Business;

(k)          no Seller incurs, assumes or otherwise becomes subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

(l)          no Seller establishes or adopts any new Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors outside the Ordinary Course of Business;

(m)          neither Seller nor Parent commences or settles any Proceeding outside the Ordinary Course of Business;

(n)          neither Seller nor Parent enters into any transaction or takes any other action of the type referred to in Section 2.5;

(o)          neither Seller nor Parent enters into any transaction or takes any other action that might cause or constitute a breach of any representation or warranty made by Parent, the Members or the Sellers in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had been occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date;

(p)          neither Seller nor Parent changes any of its historical methods of accounting or accounting practices in any respect without the written consent of the Purchaser;

(q)          no Member directly or indirectly sells or otherwise transfers, or agrees, commits or offers (in writing or otherwise) to sell or otherwise transfer, any stock in the Parent or any interest in or right relating to any such stock;

(r)          no Member permits, or agrees, commits or offers (in writing or otherwise) to permit, any stock in the Parent to become subject, directly or indirectly, to any Encumbrance;

27

(s)          neither Parent nor any of the Sellers agrees, commits or offers (in writing or otherwise) to take any of the actions described in clauses ”(i)” through “(r)” of this Section 4.2.

4.3           Filings and Consents. Parent, the Members and the Sellers shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Members and the Sellers and their respective Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain, such costs to be borne by Purchaser.

4.4           Notification; Updates to Disclosure Schedule. Subject to Sections 6.9, 6.10 and 7.10, during the Pre-Closing Period, the Parent, the Members and the Sellers shall promptly notify the Purchaser in writing of: (a) the discovery by the Parent, any Member or the Sellers of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Parent, the Members or the Sellers in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Parent, the Members or the Sellers in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the Parent, any Member or the Sellers; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any such event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Parent, the Members and the Sellers shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by any of the Parent, the Members or the Sellers in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5           No Negotiation. During the Pre-Closing Period, neither Parent, the Sellers nor any Member, shall directly or indirectly: (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction or (c) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

28

4.6           Best Efforts. During the Pre-Closing Period, the Parent, Members and Sellers shall use their Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.7           Confidentiality. Parent, the Members and the Sellers shall ensure that, during the Pre-Closing Period: (a) neither the Sellers nor any Member, nor any Representative of any Member or of the Sellers, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Sellers or to any other Person) regarding any of the Transactions, the existence or terms of this Agreement or the IPO, except to the extent that the Sellers are required by law to make any such disclosure; and (b) if the Sellers are required by law to make any such disclosure, the Members and the Sellers advise the Purchaser, at least five (5) business days before making such disclosure, of the nature and content of the intended disclosure.

5.           Pre-Closing Covenants of the Purchaser.

5.1           Best Efforts. During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

5.2           Employment Offers. Purchaser shall offer employment to the employees of Sellers listed on Schedule 5.2, on terms consistent with their current agreements with the Sellers. Purchaser shall be under no obligation to offer employment to any other employees of Sellers, and Purchaser shall have no obligation or Liability for (and Sellers shall retain the obligation and Liability for) any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of Sellers, including, without limitation, for periods prior to the Closing or as a result of Purchaser’s election not to offer employment to any such employee as of the Closing Date. Pursuant to the Transition Services and Leaseback Agreement, Sellers shall make available to Purchaser the services of those employees of Sellers (excluding those listed on Schedule 5.2, which shall be employed directly by the Purchaser), requested by Purchaser and otherwise available to Sellers, for a period of up to 90 days. Following such 90-day period, Purchaser may, but shall not be obligated to, offer to directly employ such employees.

6.           Conditions Precedent to the Purchaser’s Obligation to Close.

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

6.1           Accuracy Of Representations. All of the representations and warranties made by the Parent, Members and the Sellers in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule.

29

6.2           Performance Of Obligations.

(a)          Parent, Sellers and the Members shall have delivered to the Purchaser executed counterparts of the Transactional Documents to which they are a party and the Escrow Agent shall have delivered an executed counterpart of the Escrow Agreement.

(b)          All of the covenants and obligations that the Parent, Members and the Sellers are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3           Consents. Each of the Consents identified in Part 2.24 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.4           No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Sellers since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such material adverse change.

6.5           No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.6           No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

6.7           Secretary’s Certificate. The Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Parent and Sellers, certifying the completeness and accuracy of the attached copies of the Parent’s and Sellers’ organization documents, and resolutions of their board of directors or managers, and stockholders and members, approving their entering into this Agreement and the consummation of the Transactions.

6.8           IPO and Target Company Transactions Closing. The closing of the IPO and the Target Company Transactions contemplated by the Target Company Agreements shall have occurred prior to, or shall occur simultaneous with, the Closing.

6.9           Completion of Schedules and Exhibits. The completion by Sellers, and approval and acceptance by Purchaser in its sole and absolute discretion, of the Disclosure Schedules completed following the date of this Agreement pursuant to Section 11.10, and the completion of all other unattached exhibits, schedules and agreements required hereunder, to the satisfaction of Purchaser in its sole and absolute discretion.

30

6.10         Due Diligence. The Purchaser shall have completed its due diligence review of Sellers’ business and the Assets to its satisfaction. This contingency will be deemed waived if the Purchaser does not give notice to Parent of termination within thirty (30) days of the Schedule Completion Date or such longer timeframe as mutually agreed upon by the parties in writing.

7.           Conditions Precedent to the Sellers’ Obligation to Close.

The Sellers’ obligation to sell the Assets and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent, in whole or in part, in writing):

7.1           Accuracy Of Representations. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2           Purchaser’s Performance.

(a)          The Purchaser shall have delivered to the Sellers and the Members executed counterparts of the Transactional Documents to which each is a party.

(b)          All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

7.3           IPO Closing. The closing of the IPO shall have occurred prior to, or shall occur simultaneous with, the Closing.

8.           Termination.

8.1           Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by the Purchaser if (i) there is a material breach of any covenant or obligation of the Parent, Members or the Sellers and such breach shall not have been cured within ten days after the delivery of written notice thereof to the Parent, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement), which shall include the withdrawal of the Registration Statement for any reason;

(b)          by the Parent if there is a material breach of covenant or obligation of the Purchaser and such breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser;

31

(c)          by the Purchaser if the Closing has not taken place on or before May 31, 2014 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(d)          by the Parent if the Closing has not taken place on or before May 31, 2014 (other than as a result of any failure on the part of Parent, any Member or any Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(e)          by the Purchaser as provided in Section 6.10, or

(f)          by the mutual written consent of the Purchaser and the Parent.

8.2         Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), the Purchaser shall deliver to the Parent a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Parent wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Parent shall deliver to the Purchaser a written notice stating that the Parent is terminating this Agreement and setting forth a brief description of the basis on which the Parent is terminating this Agreement.

8.3         Effect Of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the Parent, Members and Sellers shall, in all events, remain bound by and continue to be subject to Section 4.7.

8.4         Nonexclusivity Of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.          Indemnification, Etc.

9.1         Survival Of Representations And Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 2.1, Section 2.6, Section 2.23 and Section 2.25, shall survive indefinitely and the representations and warranties in Section 2.15 Section 2.17 and Section 2.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

32

9.2         Indemnification By The Parent, Members And The Sellers.

(a)          The Parent, Members and the Sellers, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(i)          any breach of any of the representations or warranties of Parent, any Seller or the Members contained in this Agreement, the other Transactional Documents or in any certificate or instrument delivered by or on behalf of Parent or any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent, any Seller or any Member pursuant to this Agreement, the other Transactional Documents or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;

(iii)        any Excluded Asset or any Liability of any Seller, Parent or of any Related Party, other than the Assumed Liabilities; or

(iv)        any claim or Proceeding against the Purchaser or any other Indemnitee by any Person based upon, resulting from or arising out of the business, operations, properties, Assets or obligations of any Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

(b)          Neither Parent, the Sellers nor any Member shall be required to make any indemnification payment pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) for any breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $180,000. (If the total amount of such Damages exceeds $180,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $180,000.)

33

9.3         Indemnification By The Purchaser.

(a)          The Purchaser shall hold harmless and indemnify the Sellers from and against, and shall compensate and reimburse the Sellers for, any Damages that are directly or indirectly suffered or incurred by the Sellers or to which the Sellers may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)          any breach of any of the representations or warranties of the Purchaser contained in this Agreement, the other Transactional Documents or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement, the other Transactional Documents or any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement; or

(iii)        any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis.

(b)          Subject to Section 9.3(c), the Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a) for any breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Sellers, or to which the Sellers have otherwise become subject, exceeds $180,000 in the aggregate. (If the total amount of such Damages exceeds $180,000 in the aggregate, the Sellers shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $180,000.)

(c)          The limitation on the indemnification obligations of the Purchaser that is set forth in Section 9.3(b) shall not apply to any breach arising directly or indirectly from any circumstance of which the Purchaser had knowledge on or prior to the Closing Date.

9.4         Setoff. In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnitees may have at common law or otherwise, the Purchaser shall have the right to withhold and deduct any sum, subject to the threshold stated in Section 9.2(b), that may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to Parent, any Seller or any Member; provided, however, that Purchaser may not exercise any such right of setoff or other similar rights with respect to amounts received by Purchaser representing payment of Sellers’ accounts receivables that are required to be remitted by Purchaser to Parent pursuant to Section 10.1. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

34

9.5           Escrow. Upon notice to the Parent specifying in reasonable detail the basis for a claim for indemnification pursuant to this Section 9 and the amount thereof (if ascertainable at such time), the Purchaser may give notice of such claim to the Escrow Agent under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it, provided, however, that in all events for recovery the Purchaser shall look first to the Escrowed Shares, in such order as the Purchaser shall determine in its sole discretion, to satisfy any indemnification claims under this Section 9.

9.6           Exclusivity Of Indemnification Remedies.

(a)          Subject to Section 10.1, Section 10.3 and Section 11.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement), shall be the indemnification remedies and other remedies provided in this Section 9. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall be deemed to be an election of remedies and shall be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto, except pursuant to the indemnification provisions set forth in this Section 9. Nothing in this Section 9.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

(b)          Each party entitled to indemnification hereunder shall with respect to any such claims, seek indemnity or reimbursement, as applicable, under any policy or policies of insurance available to it and which provides coverage against the loss that is the subject matter of such claim, if applicable, before being entitled to any recovery from the other party, with an indemnifying party’s indemnity obligations being limited to the portion of such indemnified Damages being the portion of such claim which is not covered by such insurance (e.g., any deductibles or excess exposure).

(c)          Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Legal Requirements, as adjustments to the purchase price for all Tax purposes

35

9.7         Procedure for Indemnification.

(a)          Notice of Asserted Liability. The party making a claim under this Section 9 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section Nine is referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Section 9 shall be asserted and resolved as follows: After receipt by the Indemnified Party of notice of any claim or circumstances which would give rise to a claim for indemnification hereunder or the commencement of a claim including any action, proceeding or investigation that may result in Damages (each, an “Asserted Liability”), the Indemnified Party shall give notice of such Asserted Liability (the “Claims Notice”) to the Indemnifying Party. The failure to give such notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party.

(b)          Non-Third Party Claims. If the Claims Notice from the Indemnified Party pertains to a breach of representation, warranty, covenant or agreement contained in this Agreement or any of the other Transactional Documents or other similar demand for direct indemnification, then the Indemnifying Party shall have 30 days following receipt of the Claims Notice to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and its Representatives the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim.

36

(c)        Opportunity to Defend Third Party Claims.

(i)          If the Claims Notice describes an Asserted Liability that relates to a claim or demand from a third party, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, such Asserted Liability, except (A) any Asserted Liability by a third party seeking an injunction or other equitable relief against the Indemnified Party; (B) any Asserted Liability by any supplier, distributor, sales agent or customer of the Sellers with respect to the business conducted by the Sellers prior to the Closing, or (C) any Asserted Liability concerning the compliance of the operations or properties of the Sellers with environmental laws or the presence of Hazardous Materials on, in or under any properties currently owned, used or operated by the Sellers; provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of any Asserted Liability if it refuses to acknowledge fully in writing its obligations to indemnify the Indemnified Party pursuant to this Section 9 or contests, in whole or in part, its indemnification obligations for such Asserted Liability. If the Indemnifying Party elects and is entitled to compromise or defend such Asserted Liability, it shall notify within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) the Indemnified Party of its intent to do so, and the Indemnified Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such Asserted Liability. During such thirty (30) day period, the Indemnified Party (at the Indemnifying Party’s expense) shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim or demand. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnified Party of its election as provided in this Agreement or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Asserted Liability and seek indemnification for the losses and expenses arising from or relating to such Asserted Liability. Except as set forth in the immediately preceding sentence, the Indemnifying Party shall have no indemnification obligations with respect to any Asserted Liability which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken from such court judgment or decree and exercise of such court judgment or decree has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any Asserted Liability by a third party; provided that (x) no such compromise or settlement shall obligate the Indemnified Party to agree to any settlement which requires the taking of any action by the Indemnified Party other than the delivery of a release and (y) such compromise or settlement shall include an unconditional release of the Indemnified Party. Notwithstanding the Indemnifying Party’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Asserted Liability over the objection of the Indemnified Party; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to participate in the defense of any Asserted Liability with counsel selected by it subject to the Indemnifying Party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (I) there are or may be legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (II) there exists a conflict or potential conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of separate counsel to the Indemnified Party. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

37

(ii)         Notwithstanding anything to the contrary in this Agreement in the case of any Asserted Liability by a third party seeking an injunction or other equitable relief against the Indemnified Party in connection with which the Purchaser may make a claim against the Sellers for indemnification, the Purchaser shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of the Purchaser to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by the Purchaser without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. All fees and expenses relating to the defense and compromise or settlement of any such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability (whether pursuant to the determination of any Governmental Authority or otherwise), and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The Parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

(iii)        In the case of any Asserted Liability by any supplier, distributor, sales agent or customer of the Sellers with respect to the business conducted by the Sellers prior to the Closing in connection with which the Purchaser may make a claim against the Sellers for indemnification pursuant to this Section, the Purchaser shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of the Purchaser to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by the Purchaser without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. All fees and expenses relating to the defense and compromise or settlement of any such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability (whether pursuant to the determination of any Governmental Authority or otherwise), and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

10.         Certain Post-Closing Covenants.

10.1       Further Actions.

(a)          From and after the Closing Date, Parent, the Members and the Sellers shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, Parent and the Sellers shall remit to the Purchaser within five business days of receipt any funds that are received by them and that are included in, or that represent payment of billed and unbilled receivables generated after the Closing Date, and the Purchaser shall remit to the Parent within five business days of receipt any funds that are received by the Purchaser following the Closing Date that represent payment of receivables billed prior to the Closing Date. The Purchaser will provide the Parent, upon its reasonable request within the six months following the Closing Date, with the necessary documentation supporting the payments remitted by Purchaser to Parent under the preceding sentence. For the purposes of determining whether a payment received by Purchaser or Purchasers or Sellers following the Closing Date represents payment on account of receivables billed by Seller or Purchaser, the parties agree that (i) if such payment includes reference to a particular invoice number or billing month, such payment shall be deemed a payment on account of such invoice or month, (ii) if such payment does not include such a reference but is in an amount uniquely consistent with an invoice issued by either a Seller or Purchaser, such payment shall be deemed a payment on account of such invoice, and (iii) if it is otherwise unclear whether such payment relates to an invoice of a Seller or Purchaser, and such customer has unpaid invoices outstanding with Sellers, such payment shall be deemed a payment on account of unpaid invoices issued by Sellers.

38

(b)          The Sellers: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to such Seller and that represents funds to which Purchaser is entitled to as a result of the closing of the Transactions; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of such Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of such Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, unless such privilege is materially abused, and shall survive the dissolution or insolvency of such Seller.

(c)          In addition, following the Closing Date the Purchaser shall promptly remit to Parent any other funds that are received by the Purchaser to which any Seller is entitled to under this Agreement.

10.2       Confidentiality; Publicity.

(a)          Parent, Sellers and each Member recognize and acknowledge that it had in the past, currently has, and in the future may have, access to certain confidential information of the Sellers, the Purchaser and/or the Target Companies that are valuable, special and unique assets of Sellers, the Purchaser and/or the Target Companies. The Parent, the Sellers and each Member agree that it will not disclose such confidential information to any person for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of the Parent, the Sellers or any Member, or (ii) disclosure is required by law or the order of any Government Body under color of law; provided, that prior to disclosing any information pursuant to this clause (ii) the Parent, the Sellers or such Member, as the case may be, shall give prior written notice thereof to the Purchaser and provide the Purchaser with the opportunity to contest such disclosure. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in this Section 10.2, and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the Parent, the Sellers and the Members agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced by the Purchaser by injunction and restraining order, without the necessity of posting a bond.

39

(b)          The Parent, each Member and each Seller shall ensure that, on and at all times after the Closing Date no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Parent, any Member or the Sellers without the Purchaser’s prior written consent.

10.3       Non-Compete.

(a)          Parent, each Seller and each Member covenant and agree that for two years following the Closing Date, such Person shall not, directly or indirectly be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or Person that is then, or which then proposes to become, engaged in the business of providing Medical Billing Services; provided that, the foregoing shall not restrict Parent, any Seller or any Member from owning, solely as a passive investment, any publicly traded securities if such ownership (x) is not as a member of a group that controls such business or Person, and (y) does not constitute more than 5% of any class of securities of such business or Person.

(b)          Parent, each Seller and each Member covenant and agree that for five years following the Closing Date, such Person shall not, directly or indirectly

(i)          induce or seek to influence any employee of the Purchaser or any of its Affiliates to terminate his or her employment;

(ii)         aid a competitor of Purchaser in any attempt to hire a person who shall have been employed by the Purchaser within the one-year period preceding the date of any such aid, other than those employees who have been terminated by the Purchaser;

(iii)        induce or seek to influence any customer of the Purchaser (including any former customer of a Seller or any other Target Company) to transact business with a competitor or not to do business with the Purchaser; or

(iv)        take any other action for the purpose of interfering with any other business relationships that Purchaser has with any other Person.

40

(c)          Parent, each Seller and each Member acknowledge that the restrictive periods contained in this Section 10.3 are reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 10.3 be enforceable to the fullest extent permissible under the Legal Requirements and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if a Governmental Body determines subsequently that the terms of Section 10.3 are unenforceable, the parties will request that such Governmental Body reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Parent each Seller and each Member specifically agree that, in the event of a breach or threatened breach of Section 10.3, the Purchaser would suffer irreparable injury and damages at law would be an insufficient remedy, and the Purchaser shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies).

10.4       Change Of Name. Immediately after the Closing, the Parent and each Seller shall change its name to a name that is reasonably satisfactory to Purchaser.

10.5       Haberman Consulting Agreement. Purchaser shall engage the services of Haberman as a consultant to the business for a term beginning on the Closing Date and ending upon the completion of the revenue adjustment of the Share Consideration calculation as described in Section 1.3 hereunder pursuant to a written consulting agreement which shall provide for (i) compensation at the rate of $4,500 per month to Haberman, and (ii) for Haberman to provide the Purchaser with up to fifteen (15) hours of time per month.

10.6       Record Retention. After the Closing Date, Purchaser shall retain for a period consistent with Purchaser's record-retention policies and practices those records of Sellers delivered to Purchaser. Purchaser also shall provide Parent and Members and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Parent and each Seller shall provide Purchaser and its Representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Purchaser in such notice.

11.        Miscellaneous Provisions.

11.1        Joint And Several Liability. Each Member agrees that such Member shall be jointly and severally liable with each other Member and with the Parent and Sellers for the due and timely compliance with and performance of each of the covenants and obligations of the Sellers set forth in the Transactional Agreements. Each Member’s obligations and liability under this Agreement and the other Transactional Agreements shall survive such Member’s death (and shall be binding upon such Member’s personal representatives, executors, administrators, estate, heirs and successors) and shall not be limited in any way by: (i) any failure on the part of the Purchaser or any other Indemnitee to exercise any right or assert any claim against the Sellers; (i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to, the Sellers; (iii) any merger or consolidation of the Sellers with or into any other Entity; or (iv) the sale or other disposition by such Member of any or all of such Member’s shares of the stock of the Parent.

41

11.2       Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.3       Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the other Transactional Agreements and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All fees payable to the Escrow Agent, RRBB or Deloitte shall be the responsibility of Purchaser.

11.4       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent, the Members or any Seller:

Yosef Y. Manela, Esq.

6300 Wilshire Blvd,

20th Floor, Suite 2030

Los Angeles, CA 90048

if to the Purchaser:

MTBC
7 Clyde Road
Somerset, NJ 08873
Attn: Christine Salimbene, Esq.
Facsimile: 732-964-9036

with a copy to:

Fox Rothschild LLP
100 Park Avenue
New York, NY 10017
Attn: Alison Newman
Facsimile: 212-692-0940

11.5       Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

42

11.6       Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7        Governing Law; Venue.

(a)          This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New Jersey (without giving effect to principles of conflicts of laws).

(b)          Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Somerset County, New Jersey. Each party to this Agreement:

(i)          expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Somerset County, New Jersey in connection with any such legal proceeding;

(ii)         agrees that each state and federal court located in Somerset County, New Jersey shall be deemed to be a convenient forum; and

(iii)        agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Somerset County, New Jersey any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)          Parent, the Members and the Sellers agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Members and the Sellers in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d)          The Members irrevocably constitute and appoint the Parent as their agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.8       Successors And Assigns; Parties In Interest.

(a)          This Agreement shall be binding upon: Parent, the Sellers and their successors and assigns (if any); each Member and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Parent, the Sellers; the Members; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

43

(b)          Provided that, among other considerations there shall be no increase in any economic, financial, or pecuniary risk to the Sellers’ interest in the Stock Consideration, the Purchaser and Sellers may freely assign any or all of their rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person.

(c)          Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to or to bind, commit, and obligate any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Sellers shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Sellers shall have any rights under this Agreement or any of the other Transactional Agreements.

11.9       Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Parent, the Members and the Sellers agree that: (a) in the event of any material breach or reasonably threatened breach by providing Parent with written notice of what evidence may indicate such a threatened breach by Parent, any Member or Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.10     Unattached Exhibits. The parties acknowledge that certain exhibits and schedules to this Agreement to be prepared by Sellers or Purchaser have not been prepared or are incomplete at the time of execution of this Agreement. Sellers and Purchaser shall proceed with diligence and in good faith to prepare said exhibits and schedules and shall present same to the other party for its review and approval. All exhibits and schedules so approved shall be initialed by each party and attached to this Agreement prior to the Closing.

11.12     Waiver.

(a)          No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

44

11.13      Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Parent.

11.14      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.15      Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including the Prior Agreement.

11.16     Knowledge. For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

11.17     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

45

11.18         MTBC’s Board of Directors Seat. After the Closing Date, Purchaser shall appoint Alex Tabibi, M.D. to its board of directors provided that Dr. Tabibi is deemed duly qualified through standard back ground checks conducted by Purchaser.

46

The parties to this Agreement have caused this Agreement to be executed and delivered as of May 7, 2014.

Laboratory Billing Services Providers, LLC,
a Maine limited liability company

By:	/s/Marc Haberman
Name: Marc Haberman
Title: Member

Medical Data Resources Providers LLC
a New York limited liability company

By:	/s/Marc Haberman
Name: Marc Haberman
Title: Member

Medical Billing Resources Providers, LLC
a Georgia limited liability company,

By:	/s/Marc Haberman
Name: Marc Haberman
Title: Member

Primary Billing Service Providers, Inc.
a California corporation

By:	/s/ Marc Haberman
Name: Marc Haberman
Title: Chairman

Omni Medical Billing Services LLC
a Delaware limited liability company

By:	/s/ Marc Haberman
Name: Marc Haberman
Title: Member

47

Medsoft Systems, LLC
a Nevada limited liability company

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Member

Z Capital, LLC
a California limited liability company

By:	/s/ Alex Tabibi
Name: Alex Tabibi
Title: Member

Marc Haberman
an Individual

/s/ Marc Haberman
Marc Haberman

Medical Transcription Billing, Corp.,
a Delaware corporation

By:	/s/ Stephen Snyder
Name: Stephen Snyder
Title: President

48

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Sellers (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Sellers or Parent, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Sellers or the Parent, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Sellers or the Parent; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Sellers or the Parent.

Agreement. “Agreement” shall mean the Amended and Restated Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended in writing from time to time.

Assumed Contracts. “Assumed Contracts” shall mean all Medical Billing Agreements and all other Seller Contracts listed on Part 2.11 of the Disclosure Schedule unless identified as an excluded Contract on Part 2.11 of the Disclosure Schedule.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person using sound business judgment desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any agreement, contract, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, insurance policy, benefit plan, covenant, assurance or other legally enforceable undertaking of any nature.

Customer Data. “Customer Data” shall mean all data maintained by or on behalf of a Seller with respect to Sellers’ customers and the patients of such customers, including all Personal Data and health care records of such patients, and medical insurance coverage and provider information relating to such patients.

Damages. “Damages” shall include loss, damage, injury, decline in value, Liability, third party claim, demand, settlement, judgment, court award, fine, government imposed penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Members and the Sellers, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Encumbrance. “Encumbrance” shall mean any legally imposed lien, pledge, mortgage, security interest, encumbrance, right of possession, lease, tenancy, license, encroachment, covenant, Order, right of first refusal, preemptive right, , imperfection of title, restriction (including any restriction on the transfer of any asset, and restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement.

Excluded Assets. “Excluded Assets” shall mean the assets identified on Exhibit B (to the extent owned by the Sellers on the Closing Date).

Federal Health Care Program. “Federal Health Care Program” shall mean any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by the United States government or any state health care program.

GAAP. “GAAP” shall mean generally accepted accounting principles as applied in the United States of America.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body in the United States of America or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body in the United States of America.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; or (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IPO Price. “IPO Price” means the price to the public reflected in the prospectus of the Purchaser relating to the IPO that is first filed by the Purchaser with the SEC pursuant to Rule 424(b) promulgated under the 1933 Act.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, law, statute, legislation, constitution, code, regulation, ruling, requirement, decision, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, or contingent liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” means a material adverse effect upon the (a) Assets or the Sellers, (b) the business, financial condition, or results of operation of the Sellers, or (c) the ability of Parent, Sellers or the Members to consummate the transactions contemplated by this Agreement.

Medical Billing Agreement. “Medical Billing Agreement” shall mean each Contract pursuant to which a Seller provides Medical Billing Services to its customers.

Medical Billing Services. “Medical Billing Services” shall mean any and all actions engaged by the Sellers relating to the management or collection of a healthcare provider’s revenue, including, without limitation, enrollment, credentialing, claims submission, claims follow-up, collections, eligibility verification, and patient billing.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any federal or state court, federal or state administrative agency or other Governmental Body or any duly designated arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of a Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)          such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller, or is taken in the ordinary course of the historical financing and investing decisions to keep Sellers’ operation profitable;

(b)          such action is taken in accordance with sound and prudent business practices;

(c)          such action is not required to be authorized by the board of managers or members or the Seller and does not require any other separate or special authorization of any nature; and

(d)          such action is similar in nature and magnitude to actions and investment and financing decisions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Entities in the business of providing Medical Billing Services.

Payor. “Payor” shall mean any health maintenance organization, preferred provider organization, other prepaid plan, health care service plan, or worker’s compensation or personal injury program or plan, including any Governmental Body under any Legal Requirement or any person acting on behalf of a third party payor, responsible for making payments for healthcare products or services on behalf of another Person.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the execution of this Agreement through the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal arbitration proceeding), prosecution, contest, hearing, , examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any duly appointed arbitrator or arbitration panel.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of a Seller or Parent; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than a Seller or Parent) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest in a Medical Billing Services company.

Representatives. “Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants, and advisors.

Revenue Measurement Period. “Revenue Measurement Period” means the period of 12 calendar months beginning on the first day of the calendar month in which the Closing occurs.

Schedule Completion Date. Schedule Completion Date shall mean the later of 30 days following the date of this Agreement or the completion and acceptance by all parties of all unattached exhibits, schedules and agreements required hereunder.

Seller Affiliate. “Seller Affiliate” shall mean any Person under common control with the Parent or any Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Seller Contract. “Seller Contract” shall mean any Medical Billing Agreement and each other Contract: (a) to which a Seller is a party; (b) by which a Seller or any of its assets is or may become bound or under which a Seller has, or may become subject to, any obligation; or (c) under which a Seller has or may acquire any right or interest.

Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or manager of any Seller or any Seller Affiliate.

Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which any Seller or any Seller Affiliate has or may have any liability or obligation.

Sellers’ Knowledge. “Sellers’ Knowledge ” shall mean the actual knowledge of Mark Haberman and each individual occupying the position of division manager or an equivalent position of Parent or any Seller, including, Steve Elliot, John Provost, Liz Menduke, and Jodi Silversmith.

Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used or incorporated in the Seller Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any Seller.

Seller IP Contract. “Seller IP Contract” shall mean any Contract to which a Seller is a party or by which a Seller is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for a Seller.

Seller Pension Plan. “Seller Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Seller Product. “Seller Product” shall mean any product or service designed, developed, marketed, distributed, provided, licensed, or sold at any time by a Seller.

Sellers’ Revenue. “Sellers’ Revenue” shall mean the revenue, in accordance with GAAP, earned by Sellers from all customers of Sellers in good standing as of the Closing Date for the trailing four quarters ending as of the date of the most recent balance sheet included in the Registration Statement declared effective by the SEC as well as from new customers of Seller on an annualized basis as long as said customers are in good standing as of the Closing Date, have a valid contract with Seller with a term of at least one year and have been customers of Seller for at least one audited quarter. In any event, the increased revenue credit to Seller from any of these new customers in good standing shall not be greater than the revenue from customers who are no longer in good standing at the time of the Closing Date. A customer of Sellers shall be considered in good standing on the Closing Date only if all of the following conditions are met: (i) such customer is not more than 90 days past due in the payment of amounts (other than de minimis amounts) due to a Seller under a Medical Billing Agreement with Sellers, unless such customer has within the preceding 60 days made payment in full on at least two monthly invoices, (ii) neither such Seller nor such customer has been notified by the other that it is in breach of, or has defaulted under, the Medical Billing Agreement that they are a party to (unless such breach or default has been cured), (iii) neither such Seller nor such customer has notified the other of the termination of, or of its intent not to renew, the Medical Billing Agreement that they are a party to, and (iv) such customer has provided the Sellers with sufficient information with respect to healthcare services provided by it within the 30-day period prior to the Closing Date to enable Sellers to generate claims for reimbursement under a commercial or governmental healthcare plan or policy.

Target Company Agreements. “Target Company Agreements” shall mean the agreements for the purchase of the assets of, or any business combination agreement with, the Target Companies.

Target IPO Price. “Target IPO Price” shall mean a share price of ten dollars per share with a valuation based on a combined aggregate valuation of the Purchaser and the Target Companies equal to three times the aggregate revenues of the Purchaser and the Target Companies over the trailing four quarters ending as of the date of the most recent balance sheet included in the Registration Statement declared effective by the SEC.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Transition Services and Leaseback Agreement; and (e) the Closing Certificate.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Sellers to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by Parent, the Sellers, the Members and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by Parent, the Sellers, the Members and the Purchaser of their respective rights under the Transactional Agreements.

Exhibit B

Excluded Assets

Domain Names:	medicalsoftware.com
electronicmedicalrecords.com

•	Sellers’ Accounts receivable billed by Sellers prior to the Closing Date
•	medical billing software technologies
•	all cash, cash equivalents and short-term investments;
•	all minute books, stock Records and corporate seals;
•	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset all insurance policies and rights thereunder
•	all personnel records and other records that Sellers are required by law to retain in its possession;
•	all claims for refund of Taxes and other governmental charges of whatever nature;
•	all rights of Sellers under this Agreement and the other Transactional Agreements.

Exhibit C

Escrow Agreement

Exhibit D

Assumed Liabilities

[]

Payroll taxes for the month in which the Closing occurs

Trade account payable incurred and / or invoiced after the Closing Date.

Any liability to customers incurred in the Ordinary Course of Business after the Closing Date

Exhibit E

Transition Services and Leaseback Agreement